EXHIBIT 21
RANGE RESOURCES CORPORATION
Subsidiaries of Registrant

	Jurisdiction of	Percentage of Voting Securities
Name	Incorporation	Owned by Immediate Parent
Range Production Company	Delaware	100%
Range Energy Services Company	Delaware	100%
Range Holdco, Inc.	Delaware	100%
Range Energy I, Inc.	Delaware	100%
Range Gathering & Processing Company	Delaware	100%
Range Gas Company	Delaware	100%
RRC Operating Company	Ohio	100%
Range Energy Finance Corporation	Delaware	100%
Range Energy Ventures Corporation	Delaware	100%
Gulfstar Energy, Inc.	Delaware	100%
Gulfstar Seismic, Inc.	Delaware	100%
Domain Energy International Corporation (a)	British Virgin Islands	100%
Energy Assets Operating Company	Delaware	100%
Range Operating New Mexico, Inc.	Delaware	100%
PMOG Holdings, Inc.	Delaware	100%
Pine Mountain Acquisition, Inc.	Delaware	100%
Pine Mountain Oil & Gas, Inc.	Virginia	100%
Great Lakes Energy Partners, L.L.C.	Delaware	100%
Ohio Interstate Gas Transmission Company	Ohio	100%
Victory Energy Partners, L.L.C.	Texas	100%
Range Operating Texas, L.L.C.	Delaware	100%
Stroud Energy GP, L.L.C.	Delaware	100%
Stroud Energy LP, L.L.C.	Delaware	100%
WCR/Range GP, L.L.C	Texas	100%

(a)	Dormant subsidiary with no assets.